EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

dELiA*s, Inc.

50 West 23rd Street

New York, NY 10010

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 17, 2014, relating to the consolidated financial statements, and schedule of dELiA*s, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended February 1, 2014.

/s/ BDO USA, LLP

New York, New York

August 21, 2014